Filed pursuant to Rule 433

Registration Statement No. 333-167916

February 14, 2011

United Mexican States

Final Terms and Conditions

5.125% Global Notes due 2020

Issuer:	United Mexican States

Transaction:	Re-opening of 5.125% Global Notes due 2020 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $ 1,000,000,000 (brings total size to U.S. $3,000,000,000)

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch) *

Maturity Date:	January 15, 2020

Pricing Date:	February 14, 2011

Settlement Date:	February 17, 2011 (T+3)

Coupon:	5.125%

Re-offer price:	102.01% , plus accrued interest from January 15, 2011

Yield:	4.844%

Interest Payment Dates:	January 15 and July 15 of each year

Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $2,000,000,000 5.125% Global Notes due 2020 (CUSIP 91086QAY4, ISIN US91086QAY44)

Optional Redemption:	Make-Whole Call at Treasuries + 20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.25%

Listing:	Luxembourg Stock Exchange—Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QAY4 / US91086QAY44

Joint Bookrunners /Allocation:	Barclays Capital Inc. (50%)
HSBC Securities (USA) Inc. (50%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated September 2, 2010, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312510203668/dsba.htm#toc . A pricing supplement, dated March 4, 2010, for the Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000095012310021950/c97416e424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2009 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/d18k.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/dex99d.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/dex99e.htm .

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2009, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312510272763/d18ka.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312510272763/dex1.htm for Amendment No. 1 filed with the Commission on December  2, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000119312511034027/d18ka.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312511034027/dex1.htm for Amendment No. 2 filed with the Commission on February 14, 2011.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888 227- 2275 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.